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Exchange Act of 1934 (Amendment No. ______)

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Ottawa Savings Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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Filed by Ottawa Savings Bancorp, Inc.
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Ottawa Savings Bancorp, Inc.
Commission File No.: 000-51367

The first page of the materials that follow is a copy of a customer-oriented URL, captioned “Ottawa Savings Bank to Acquire Twin Oaks Savings Bank” (the “URL”), that was posted to the website of Ottawa Savings Bank (“Ottawa Savings”), the wholly-owned subsidiary of Ottawa Savings Bancorp, Inc. (“Bancorp”), on July  15, 2014. The URL provides access to a web page managed by Ottawa Savings. The pages that follow are copies of a customer-oriented “Frequently Asked Questions (and Answers) about the merger”, and the documents linked to such web page, that were posted to Ottawa Savings’ website on July 15, 2014. The Frequently Asked Questions (and Answers) about the merger materials relate to the merger of Twin Oaks Savings Bank (“Twin Oaks”) with and into Ottawa Savings, as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”),dated as of June 30, 2014, by and among Ottawa Savings Bancorp MHC, Ottawa Savings, Bancorp, and Twin Oaks. As disclosed in the Form 8-K of Bancorp filed with the Securities and Exchange Commission on July 1, 2014, the Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Twin Oaks  will merge with and into Ottawa Savings.

Ottawa Savings Bank
to Acquire Twin Oaks Savings Bank
Twin Oaks to become part of the Ottawa Savings family

As we announced on June 30th, Ottawa Savings Bank, the wholly-owned subsidiary of Ottawa Savings Bancorp, and Twin Oaks Savings Bank have agreed to a merger of Twin Oaks with and into Ottawa Savings. Twin Oaks’ branch offices will be operated as a division of Ottawa Savings, subject to applicable regulatory requirements. The merger, unanimously approved by each institution’s Board of Directors, is currently expected to close in the fourth quarter of 2014. The transaction is subject to certain conditions, including approval by Twin Oaks’ members and the Ottawa Savings Bancorp’s stockholders, and by banking regulators.
Here are some Frequently Asked Questions (with Answers) about the merger.  Click Here.

Ottawa Savings Bank to Acquire Twin Oaks Savings Bank

Twin Oaks to become part of the Ottawa Savings family

As we announced on June 30th, Ottawa Savings Bank, the wholly-owned subsidiary of Ottawa Savings Bancorp, and Twin Oaks Savings Bank have agreed to a merger of Twin Oaks with and into Ottawa Savings. Twin Oaks’ branch offices will be operated as a division of Ottawa Savings, subject to applicable regulatory requirements.

The merger, unanimously approved by each institution’s Board of Directors, is currently expected to close in the fourth quarter of 2014. The transaction is subject to certain conditions, including approval by Twin Oaks’ members and the Ottawa Savings Bancorp’s stockholders, and by banking regulators.

Here are some Frequently Asked Questions (with Answers) about the merger.

Q: Why are Ottawa Savings and Twin Oaks Savings merging?
A: Among other reasons, we believe that we are creating a stronger and better community bank for our stockholders, customers and the communities we serve. We believe that this merger will allow us to take advantage of growth opportunities in our surrounding counties as they continue to grow toward each other.

Q: How will benefit our customers?
A: The merger is expected to benefit our customers in a number of ways. The transaction will benefit our customers, employees and members by permitting them to become part of a stronger, larger bank.  Twin Oaks’ customers will become part of an institution that offers a broader range of financial products and services. Once our data processing operations are combined, it will be possible for Ottawa Savings customers who are working or visiting in Morris or Marseilles to conduct their banking business at the Twin Oaks branches in those areas. The same positive effect works for Twin Oaks customers who might find banking in Ottawa to be more convenient. Customers of either institution already can use the other bank’s ATMs.

Q: What similarities do the two banks share?
A: Among other similarities, both are well-respected community banks that share a deep commitment to their customers and local communities. Both maintain similar core values of integrity, relationship banking, and added-value service. We believe that the merger will allow Ottawa Savings and Twin Oaks to serve their customers and communities with more resources and proven stability, while preserving the spirit of community banking inherent in both institutions.

Q: How will the merger affect FDIC insurance coverage?
A: Both Ottawa Savings and Twin Oaks Savings are FDIC insured institutions. As a result of the merger, a saver’s deposits from Twin Oaks Savings will be combined with deposits at Ottawa Savings. The combined balances will determine whether a depositor has exceeded the FDIC insurance limit. If that’s the situation, deposits at Twin Oaks Savings prior to the merger will generally receive separate insurance coverage for six months from the date of the merger.

The same process and grace period work for depositors at Ottawa Savings who might have savings accounts at Twin Oaks.

The six-month grace period will provide an opportunity to restructure accounts, if necessary, to ensure the accounts do not exceed the insurance threshold. Certificates of Deposit are generally separately insured until the earliest maturity date after the end of the six-month grace period. You can learn more about FDIC coverage and how you may be impacted, visit http://www.fdic.gov/. Estimate your coverage by accessing the FDIC Electronic Deposit Insurance Estimator.

Q: Who will be in charge of the bank?
A:  Three members of Twin Oaks’ Board of Directors will be added to the Ottawa Savings Board of Directors. Jon Kranov will continue to be President and Chief Executive Officer and Craig Hepner, President of Twin Oaks, will become Chief Operating Officer of the merged institution.

Q. Will Twin Oaks change its name?
A. After the merger and subject to applicable regulatory requirements, the Twin Oaks branches are expected to operate as “Twin Oaks Savings, a Division of Ottawa Savings Bank”.

Q: Will we be seeing new faces at the bank?
A: Ottawa Savings currently expects to retain all Twin Oaks Savings employees. As the merger settles in, some staff may be given the opportunity to transfer to one of the three locations where opportunities may better match an employee’s skills. A small number of Twin Oaks employees who live closer to Ottawa may join the Ottawa Savings staff at its Ottawa office.

Additional information can be found in the following press release announcing the merger.

FOR IMMEDIATE RELEASE

Ottawa Savings Bank to Acquire

Twin Oaks Savings Bank

OTTAWA, ILLINOIS, June 30, 2014  – Ottawa Savings Bancorp, Inc. (the “Company”) (OTCBB: OTTW), the holding company for Ottawa Savings Bank FSB (“Ottawa Savings”), and Twin Oaks Savings Bank (“Twin Oaks”) today announced the execution of a merger agreement pursuant to which Twin Oaks will merge with and into Ottawa Savings.  The merger is expected to increase the Company’s consolidated assets from approximately $168 million at March 31, 2014 to approximately $235 million.  Deposits are expected to increase from $146 million to $202 million. Twin Oaks’ existing two offices will become branch offices of Ottawa Savings and will operate as a division of Ottawa Savings.

Under the terms of the merger agreement, depositors of Twin Oaks will become depositors of Ottawa Savings and will have the same rights and privileges in Ottawa Savings Bancorp MHC, the mutual holding parent of the Company, as if their accounts had been established in Ottawa Savings on the date established at Twin Oaks.  In addition, borrower members of Twin Oaks as of the merger closing date will continue to have member rights with Ottawa Savings Bancorp MHC for as long as those loans remain outstanding. As part of the transaction, the Company will issue additional shares of its common stock to Ottawa Savings Bancorp MHC in an amount equal to the fair value of Twin Oaks as determined by an independent appraiser.  These shares are expected to be issued immediately prior to the completion of the merger.

The merger is expected to be accretive to earnings after merger-related restructuring costs. No goodwill is anticipated subject to finalization of estimated fair value adjustments based on market conditions at closing.  “The merger is expected to be beneficial to our shareholders and the Bank’s customers,” said Ottawa Savings President and Chief Executive Officer, Jon Kranov. “The transaction will result in a banking organization with an enhanced footprint and product and service capabilities that will allow us to take advantage of growth opportunities as LaSalle and Grundy counties, and Chicago’s west and southwest suburbs, continue to grow toward each other.”

“Home buyers and small businesses will be key beneficiaries of the merger,” Kranov said.  “Both Ottawa Savings and Twin Oaks are primarily mortgage lending institutions, although Ottawa Savings also offers various small business banking services to its customers.”

Mr. Kranov will continue as President and Chief Executive Officer of the merged institution.  Craig Hepner, President of Twin Oaks, will be Executive Vice President and Chief Operating Officer of the merged institution. Regarding the merger, Mr. Hepner said, “This transaction will benefit our customers, employees and members by permitting us to become part of a stronger, larger institution that offers a more broad range of financial products and services. We are very excited about becoming a part of Ottawa Savings.”

The merger was unanimously approved by each of the Ottawa Savings and Twin Oaks Boards of Directors and is expected to close in the fourth quarter of 2014.  The transaction is subject to certain conditions, including approval by the Twin Oaks’ members and the Company’s stockholders and customary regulatory approvals.

Kilpatrick Townsend & Stockton LLP acted as Ottawa’s legal counsel and Howard and Howard Attorneys PLLC acted as Twin Oaks’ legal counsel.

About Ottawa and Twin Oaks

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp MHC, which owns 57.8% of the Company’s outstanding shares. Ottawa Savings, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois.  Ottawa Savings is the oldest savings institution in the State of Illinois.

Twin Oaks, which was founded in 1890, is headquartered in Marseilles, Illinois.  It is an Illinois chartered savings bank and serves its community through its main office and a branch office located in Morris, Illinois.

Additional Information

The Company will be filing a proxy statement for its annual meeting of stockholders (at which meeting stockholders will vote on the proposed transaction) and other documents regarding the proposed transaction with the SEC. The Company’s stockholders are urged to read the proxy statement when it becomes available, because it will contain important information about Ottawa, Twin Oaks and the proposed transaction. When available, copies of this proxy statement will be mailed to stockholders. Copies of the proxy statement may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Ottawa Savings Bancorp, Inc., 925 LaSalle Street, Ottawa, Illinois 61350. Copies of other documents filed by the Company with the SEC may also be obtained free of charge at the SEC’s web site or by directing a request to the Company at the address provided above.

The Company and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction is set forth in the Company’s proxy statement filed with the SEC in connection with its annual meeting of stockholders. Additional information will be set forth in the proxy statement when it is filed with the SEC.

Forward-Looking Statements

This news release contains forward-looking statements.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made.   Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Ottawa Savings or Twin Oaks anticipated in its forward-looking statements and future results could differ materially from historical performance.  Factors that could cause or contribute to such differences include, but are not limited to: increased economic pressures; increased competition, interest rate or legislative or regulatory changes; that completion of the transaction could take longer than expected; that prior to the completion of the transaction or thereafter, Ottawa Savings’ and Twin Oaks’ respective businesses may not perform as expected; that required regulatory, member, stockholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers to the transaction; and diversion of management time on merger-related issues.  Neither Ottawa Savings nor Twin Oaks assume any duty and do not undertake to update forward-looking statements.

Contact Information

For Ottawa:

Jon Kranov
President and Chief Executive Officer
(815) 366-5436

For Twin Oaks:

Craig Hepner
President
(815) 795-2129